Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

Kansas City Southern Completes Sale of $210 Million of 5 1/8% Cumulative
Convertible Perpetual Preferred Stock
And Buy Back of 9 Million Shares of Common Stock;
Grupo TMM, S.A. Completes Sale of Remaining 9 Million Share Stake to Public

Kansas City, MO. December 9, 2005 — Kansas City Southern (KCS) (NYSE: KSU) today announced that it completed the sale of $210 million of its 5 1/8% Cumulative Convertible Perpetual Preferred Stock at its liquidation preference of $1,000 per share.

KCS used substantially all of the net proceeds of this offering of preferred stock to repurchase 9 million shares of its common stock formerly owned by Grupo TMM, S.A. (TMM), at a price of $22.25 per share. Concurrently, the remaining 9 million share stake of KCS’ common stock previously owned by TMM was sold in a registered secondary offering at a price to the public of $23.25 per share. Both the preferred stock offering and the common stock secondary offering were made pursuant to KCS’ existing shelf registration statement.

The annual dividend on each share of preferred stock will be $51.25 and will be payable quarterly in cash, common stock, or a combination thereof when, as, and if declared by KCS’ board of directors, on the fifteenth day of each February, May, August, and November to the holder of record on the first day of each such month commencing on February 15, 2006.

Each share of preferred stock is convertible at any time at the option of the holder into 33.3333 shares of KCS common stock, which is based on a conversion price of $30.00 per share. The conversion price is subject to customary adjustments in certain circumstances.

Morgan Stanley was the sole book-running manager for both the offerings of preferred stock by KCS and the secondary common stock offering by TMM.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor there any sale of these securities in any state in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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